UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 29, 2010

NEVADA GOLD HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52636	20-3724068
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

800 E. Colorado Blvd., Suite 888
Pasadena, CA  91101
(Address of principal executive offices, including zip code)

(925) 938-0406
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

As previously reported, on October 29, 2010, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with Far East Golden Resources Investment Limited, a Hong Kong limited liability company (“FEGRI”), pursuant to which FEGRI acquired 30,000,000 units of securities of the Company (the “PPO Units”) at a purchase price of $0.10 per PPO Unit.  Each PPO Unit consists of (i) one share of common stock, par value $0.001 per share, of the Company and (ii) a warrant representing the right to purchase one share of the Company’s common stock, exercisable for a period of five years at an initial exercise price of $0.10 per share.  FEGRI is a wholly owned subsidiary of Hybrid Kinetic Group Limited, an exempt company incorporated in Bermuda with limited liability, engaged in the environmental automotive business.

Among other things, the Subscription Agreement granted FEGRI the right to appoint a majority of the members of the Company’s Board of Directors.  FEGRI nominated Yung Yeung, Chunhua Huang, Wei Wang and Vincent Wang.

On November 29, 2010, more than ten days after an Information Statement on Schedule 14F-1 was filed with the Securities and Exchange Commission and mailed to all the holders of record of our common stock, in compliance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder, the Company’s existing Board of Directors increased the size of the Board from three to seven members and elected Yung Yeung, Chunhua Huang, Wei Wang and Vincent Wang as new directors to fill the vacancies created thereby, each to serve until the next annual meeting of shareholders or until his respective successor is duly elected and qualified or his earlier death, resignation or removal. Yung Yeung was also elected Cahirman of the Board.

The following table sets forth certain information regarding the new directors:

Name	Age	Position(s)

Yung Yeung	53	Chairman of the Board
Chunhua Huang	46	Director
Wei Wang	43	Director
Vincent Wang	37	Secretary and Director

The principal occupation and business experience during the past five years for the new directors are as follows:

Yung Yeung, Chairman of the Board, has been Chairman of the Board of Hybrid Kinetic Group Limited since 1998.  Dr. Yeung is a well-known, highly successful automotive industrialist and pioneering international financier.  He serves as a director of the John Hopkins University Center – Nanjing University Centre for Chinese and American Studies.  Dr. Yeung was the chairman, chief executive officer and president of Brilliance China Automotive Holdings Limited from 1992 to 2002 and also the chairman and president of Shenyang Jinbei Passenger Vehicle Manufacture Co., Ltd. from 1992 to 2002.  Dr. Yeung holds a Ph.D. Degree in Economics from China’s Southwest University of Finance & Economics.

Chunhua Huang, Director, is Vice Chairman of the Board of Hybrid Kinetic Group Limited, since August 2010.  Dr. Huang started his investment banking career as a China equity analyst at James Capel (Asia) (now HSBC Securities) from 1994 to 1996.  He was a senior member of the top-ranked China research team of Credit Lyonnais Securities Asia (CLSA) between 1996 and 2000.  Dr. Huang joined Brilliance China Automotive Holdings Limited to serve as Chief Financial Officer of Far Eastern Golden Resources between August 2000 and May 2004 and as Deputy Chairman between November 2002 and August 2007.  From May 2007 to April 2009, Dr. Huang returned to the brokerage industry to join BNP Paribas as Director of China Equity Research and a China Equity Strategist.  He holds a Bachelor of Economics Degree from Wuhan University in China, and an MBA and PhD in Marketing from the University of Strathclyde in Scotland.

Wei Wang, Director, has been Vice President for Marketing, Sales, and Services of Hybrid Kinetic Motors Corp. since 2009.  Prior to joining Hybrid Kinetic Motors, he served as Chief Representative in SeverStal Overseas Ltd.’s Beijing Representative Office from 2005 to 2008 and as General Manager for Strategic Raw Materials Development in SeverStal North America, Inc. from 2005 to 2009.  He holds an MBA from the University of Michigan and a doctorate and masters in Materials Science and Engineering from Ohio State University.

Vincent Wang, Secretary and Director, was appointed as our Secretary in November 2010.  Mr. Wang has been Vice President of Hybrid Kinetic Motors Corp. since 2009 and also serves as a director of American Compass, Inc, a wholly-owned subsidiary of Hybrid Kinetic Group Limited, since 2009.  Mr Wang has extensive experience in educational and linguistic fields.  He holds a masters degree in linguistics from National Taiwan Normal University.

As of November 29, 2010, Yung Yeung is the Chairman of the Board and David Rector, John N. Braca, David C. Mathewson, Chunhua Huang, Wei Wang and Vincent Wang are members of the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nevada Gold Holdings, Inc.

Date: December 3, 2010	By:	/s/ David Rector
Name: David Rector
Title: Chief Executive Officer and President